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                                                                    Exhibit 2.02

                                ESCROW AGREEMENT

                  AGREEMENT, dated as of ________ __, 1997, among Cardinal Health, Inc., an Ohio corporation ("Cardinal"), MediQual Systems, Inc., a Delaware corporation ("MediQual"), Eric A. Kriss (the "MediQual Stockholders Representative"), and Bank One Trust Company, NA, a national banking association, as escrow agent (the "Escrow Agent").

                             Preliminary Statements:

                  A. Cardinal, MediQual and Hub Merger Corp., a Delaware corporation ("Subcorp"), have entered into an Amended and Restated Agreement and Plan of Merger dated as of July 7, 1997 (the "Merger Agreement"), pursuant to which, among other things, Cardinal will acquire the businesses operated by MediQual through the merger of Subcorp with and into MediQual, with MediQual as the surviving corporation, in accordance with the terms and conditions of the Merger Agreement.

                  B. Capitalized terms used but not otherwise defined herein shall have the respective meanings given them in the Merger Agreement.

                  C. The Merger Agreement provides that Cardinal shall be indemnified, subject to the limitations set forth in the Merger Agreement, by the MediQual Stockholders for certain possible losses.

                  D. To facilitate such indemnification, the Merger Agreement provides for the deposit into escrow of a portion of the Cardinal Common Shares otherwise to be distributed to the MediQual Stockholders to secure certain indemnification obligations of the MediQual Stockholders and to provide for the payment of the expenses of the MediQual Stockholders Representative incurred in such capacity.

                  E. Cardinal and the Stockholders Representative desire to secure the services of the Escrow Agent, and the Escrow Agent is willing to provide such services, pursuant to the terms and conditions of this Agreement.

                  NOW, THEREFORE, the parties hereto agree as follows:

                                    SECTION I

             APPOINTMENT OF ESCROW AGENT; RESIGNATION AND SUCCESSOR

                  1.1 APPOINTMENT OF ESCROW AGENT. The Escrow Agent is hereby appointed, and accepts its appointment and designation as, Escrow Agent pursuant to the terms and conditions of this Agreement.


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                  1.2 RESIGNATION OF ESCROW AGENT; APPOINTMENT OF SUCCESSOR. The
Escrow Agent acting at any time hereunder may resign at any time by giving at least 30 days' prior written notice of resignation to Cardinal and the MediQual Stockholders Representative, such resignation to be effective on the date specified in such notice. Upon receipt of such notice, Cardinal shall, unless otherwise agreed between Cardinal and the MediQual Stockholders Representative, appoint a bank or trust company with a combined capital and surplus of at least $100 million as successor Escrow Agent, by a written instrument delivered to such Escrow Agent and the MediQual Stockholders Representative, whereupon such successor Escrow Agent shall succeed to all the rights and obligations of the retiring Escrow Agent as of the effective date of resignation as if originally named herein. Upon such assignment of this Escrow Agreement, the retiring Escrow Agent shall duly transfer and deliver the Escrow Deposit at the time held by the retiring Escrow Agent, provided that, if no successor Escrow Agent shall have been appointed on the effective date of resignation of the resigning Escrow
Agent hereunder, the resigning Escrow Agent may pay the Escrow Deposit into a court of competent jurisdiction.

                                   SECTION II

                               ESCROW ARRANGEMENTS

                  2.1 LIABILITY SECURED BY THE ESCROW DEPOSIT. This Escrow Agreement has been executed and delivered, and the Escrow Account (as defined in Section 2.2(d)) is hereby established, subject to the limitations set forth in the Merger Agreement, to (i) facilitate any indemnification which may be owed to Cardinal pursuant to the Merger Agreement, and (ii) to provide for the payment of the expenses incurred by the MediQual Stockholders Representative in serving in such capacity. That portion of the Escrow Deposit (as defined below) attributable to ______ of the Escrowed Shares [6% of the aggregate number of Cardinal Common Shares which would be issuable to MediQual Stockholders on the Closing Date (including all of the Retained Shares)] including any Additional Property (as defined below) deposited into the Escrow Account in respect of such shares (hereinafter referred to collectively as the "First Escrowed Amount"), will be available to satisfy claims of Cardinal in accordance with Section 3.1 hereof, and that portion of the Escrow Deposit attributable to ____________ of the Escrowed Shares [0.5% of the aggregate number of Cardinal Common Shares which would be issuable to MediQual Stockholders on the Closing Date (including all of the Retained Shares)] including any Additional Property (as defined below) deposited into the Escrow Account in respect of such shares (hereinafter referred to collectively as the "Second Escrowed Amount"), will be available to satisfy the reimbursement of the expenses incurred by the MediQual Stockholders Representative

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incurred in such capacity in accordance with Section 3.2 hereof. In addition, in the event that any of the First Escrowed Amount is still available upon the satisfaction of all Indemnification Obligations (as defined below), but prior to the distribution of any such amount to the MediQual Stockholders in accordance with Section 3.3, such remaining First Escrowed Amount shall also constitute part of the Second Escrowed Amount in accordance with the terms of such Section
3.3 hereof.

                  2.2 DELIVERY OF THE ESCROWED SHARES; ETC. (a) On the Closing Date, Cardinal shall deliver to the Escrow Agent certificates bearing appropriate legends registered in the name of the "Escrow Agent under Escrow Agreement, dated _______ ___, 1997, by and among Cardinal Health, Inc., an Ohio corporation, MediQual Systems, Inc., a Delaware corporation, Eric A. Kriss and Bank One Trust Company, NA", for the applicable number of Cardinal Common Shares determined in accordance with Section 2.1(h) of the Merger Agreement (such Shares, together with any additional Cardinal Common Shares distributed in respect thereof pursuant to any stock split (or deposited with respect to any such stock split shares), and any cash deposited into the Escrow Account pursuant to Section 2.2(b), collectively the "Escrowed Shares"). Cardinal shall also deliver to the Escrow Agent for deposit into the Escrow Account all cash dividends or Cardinal Common Shares distributed pursuant to any stock dividend, reclassification of shares or other transaction to which such shares may be subject, and any other securities, cash or other property distributed in respect of the Escrowed Shares (whether by way of liquidation, merger, exchange, spin-off or otherwise), any investments or securities permitted by this Agreement and any interest received thereon (collectively, the "Additional Property"). (The Escrowed Shares, together with the Additional Property, shall constitute the "Escrow Deposit".) Notwithstanding any other provision of this Agreement to the contrary, whenever Escrowed Shares are to be distributed pursuant to this Agreement, except for distributions made pursuant to Section 2.2(b), there shall be distributed to the party entitled to such Escrow Shares, concurrently with the delivery of such Escrowed Shares, the Additional Property relating thereto. The parties agree that all such distributions of Additional Property made to the MediQual Stockholders in respect of such Escrowed Shares, including, without limitation, all such interest and all other income earned on such shares, shall be interest and income of the MediQual Stockholders and shall be reported for federal, state and local tax purposes as for the accounts of the MediQual Stockholders, pro rata in accordance with their respective ownership as reflected on the then current Ownership Certificate (as hereinafter defined).

                  (b) In order to facilitate the transfer (subject to applicable restrictions, if any) by the MediQual Stockholders of their respective Escrowed Shares (but no Additional Property in


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respect thereof), at any time and from time to time during the term of this
Agreement, the MediQual Stockholders Representative, on behalf of any MediQual Stockholder, shall have the right to substitute cash for any Escrowed Shares included in the Escrow Deposit by depositing with the Escrow Agent an amount of cash equal to the product of (i) the number of Escrowed Shares such MediQual Stockholder wishes to substitute cash for (the "Substituted Shares"), times (ii) the value of such Substituted Shares (as determined in accordance with Section
8.7 of the Merger Agreement). Upon any such substitution, the Escrow Agent shall open a separate subaccount for such MediQual Stockholder. Upon receipt of such amount of cash in respect of such Substituted Shares, together with a certified form W-9 and such other information as the Escrow Agent may reasonably require, the Escrow Agent shall release such Substituted Shares to the MediQual Stockholders Representative on behalf of such MediQual Stockholder.

                  (c) On the Closing Date, the MediQual Stockholders Representative shall deliver to the Escrow Agent a written certificate setting forth the respective ownership interests of each MediQual Stockholder with respect to the Escrowed Shares (as the same may be amended from time to time in accordance with the next sentence, the "Ownership Certificate"). The Ownership Certificate may be amended from time to time by written certificate executed by the MediQual Stockholders Representative and delivered to the Escrow Agent.

                  (d) The Escrow Agent shall hold the Escrow Deposit in an escrow account (the "Escrow Account") for the benefit of the MediQual Stockholders and Cardinal. The Escrow Deposit shall not be subject to any lien or attachment of any creditor or any party thereto, and shall be used solely for the purposes and subject to the conditions set forth in this Agreement and the Merger Agreement.

                  2.3 INVESTMENT OF THE ESCROW DEPOSIT. Except for the release of the Escrow Shares pursuant to Section 2.2(b) and the release of the Escrow Deposit pursuant to Section 3 hereof, the Escrow Agent shall not sell or transfer any of the Escrowed Shares. The Escrow Agent is hereby authorized and directed to invest any cash contained in the Escrow Deposit in the following obligations (collectively, the "Permitted Investments"):

                  (a) obligations of, or fully guaranteed as to timely payment of principal and interest by, the United States of America;

                  (b) such money market funds as are agreed to from time to time by Cardinal and the MediQual Stockholders Representative; and



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                  (c) certificates of deposit with any bank or trust company organized under the laws of the United States of America or any agency or instrumentality thereof or under the laws of any state thereof which has a combined capital and surplus of at least $100,000,000.

                  Subject to the foregoing limitations, the Escrow Agent shall invest any such cash in accordance with written instructions delivered to it by the MediQual Stockholders Representative from time to time. Except as provided above, the Escrow Agent shall have no power or duty to invest the Escrow Deposit or to make substitutions therefor or to sell, transfer or otherwise dispose of investments acquired hereunder.

                  2.4 RIGHT TO VOTE THE ESCROWED SHARES. The MediQual Stockholders Representative, on behalf of the MediQual Stockholders, shall have the right to direct the Escrow Agent in a writing signed by the MediQual Stockholders Representative to exercise the voting rights pertaining to all or a portion of the Escrowed Shares that remain in the Escrow Account. The Escrow Agent shall comply with any such directions. In the absence of such directions, the Escrow Agent shall vote all of the Escrowed Shares in accordance with the recommendations of management of Cardinal.

                                   SECTION III

                          RELEASE OF THE ESCROW DEPOSIT

                  3.1 DISTRIBUTIONS FOR INDEMNIFICATION. (a) At any time prior to the earlier of (i) the date on which Cardinal's audited financial statements for the first fiscal year ending after the Effective Time are issued and (ii) the first anniversary of the Effective Time (the "Escrow Date"), Cardinal may deliver to the Escrow Agent (with a copy to the MediQual Stockholders Representative) a certificate (a "Notice of Claim") (i) stating that Cardinal is of the opinion that it may be entitled to indemnification pursuant to Article VIII of the Merger Agreement (an "Indemnification Obligation"), (ii) stating the aggregate amount (the "Claim Amount") of such Indemnification Obligation (or, in the case of an unliquidated Indemnification Obligation, a good faith and reasonable estimate thereof), and (iii) specifying in reasonable detail the nature of such Indemnification Obligation. Any Notice of Claim delivered pursuant to this Section 3.1 with respect to any unliquidated Indemnification Obligation may be supplemented by a later Notice of Claim specifying in greater detail the applicable Claim Amount or any other items set forth therein. Upon delivery of any such Notice of Claim, the Escrow Agent shall, within three business days of receipt thereof, deliver a written notice together with a copy of such Notice of Claim to the MediQual Stockholders Representative.

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                  (b) If the MediQual Stockholders Representative shall object on behalf of the MediQual Stockholders to the Indemnification Obligation or the Claim Amount specified in such Notice of Claim, the MediQual Stockholders Representative shall, within ten business days after delivery of the written notice containing a copy of any such Notice of Claim, deliver to the Escrow Agent a certificate (a "Reply Certificate") (x) specifying each such objection, and (y) specifying in reasonable detail the nature and basis for such objection. Within three business days after delivery to the Escrow Agent of a Reply Certificate, the Escrow Agent shall deliver a copy of such Reply Certificate to Cardinal. Cardinal and the MediQual Stockholders Representative shall negotiate in good faith for a period of 20 days after delivery of such Reply Certificate to Cardinal to reach a written resolution of any objections raised in a Reply Certificate.

                  (c) If no Reply Certificate is delivered with respect to any Notice of Claim, then the MediQual Stockholders Representative shall be deemed to have delivered a Payment Authorization (as defined below) acknowledging Cardinal's right to receive the Claim Amount specified in such Notice of Claim with respect to the applicable Indemnification Obligation and the Escrow Agent shall transfer to Cardinal a portion of the First Escrowed Amount in an amount equal to such Claim Amount, all in accordance with the procedures set forth in
Section 3.1(e).

                  (d) If the Escrow Agent receives a Reply Certificate in a timely manner with respect to any Notice of Claim, the Claim Amount referred to in such Notice of Claim shall be held by the Escrow Agent and shall not be released to Cardinal except upon Cardinal's delivery to the Escrow Agent of either (i) joint written instructions signed by an authorized officer of Cardinal and by the MediQual Stockholders Representative directing the Escrow Agent to release the Claim Amount (or any other amount mutually agreed upon by such parties) or (ii) a final, non-appealable judgment of the arbitrators in the arbitration proceeding referred to in Section 8.5 of the Merger Agreement relating to the Indemnification Obligation referred to in such Notice of Claim demonstrating that Cardinal is entitled to indemnification for such Claim Amount from the MediQual Stockholders pursuant to the Merger Agreement (either of (i) or (ii), a "Payment Authorization"), at which date the portion of the amount due to Cardinal determined pursuant to (i) or (ii) above shall promptly be paid to Cardinal in accordance with the procedures set forth herein.

                  (e) As soon as practicable following receipt by the Escrow Agent of a Payment Authorization, the Escrow Agent shall pay from the First Escrowed Amount to Cardinal as follows, in the following order of priority, to the extent required to make such payment:


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                  FIRST, the Escrow Agent shall transfer, deliver and assign to
         Cardinal such number of Escrowed Shares (rounded up or down to the nearest whole share in the case of the Escrow Shares that are not cash) included in the First Escrowed Amount held in the Escrow Account as shall have a value equal to the amount required to make or complete such payment, it being understood and agreed that such non-cash Escrowed Shares shall be valued for such purpose as set forth in
         Section 8.7 of the Merger Agreement, together with the Additional Property related thereto;

                  SECOND, to the extent of any insufficiency, the Escrow Agent shall utilize any cash not part of the Escrowed Shares included in the First Escrowed Amount then held in the Escrow Deposit; and

                  THIRD, to the extent of any insufficiency, the Escrow Agent shall sell securities or investments included in the First Escrowed Amount, other than the Escrowed Shares, then held in the Escrow Deposit for cash and utilize such cash to make up such insufficiency.

To the extent the Escrow Agent is required to transfer, deliver and assign to Cardinal any Escrowed Shares included in the First Escrowed Amount, Cardinal shall assist and cooperate in a reasonable manner with the Escrow Agent to facilitate such transfer, delivery and assignment. In the event the First Escrowed Amount shall be insufficient to pay the amount expressly set forth in such Payment Authorization, the Escrow Agent shall deliver to Cardinal the entire remaining First Escrowed Amount and then deliver to Cardinal and to the MediQual Stockholders Representative a written notification setting forth the amount by which such Payment Authorization exceeds the amount of the First Escrowed Amount so paid.

                  (f) To the extent that any payment pursuant to Section 3.1(e) hereof shall be made in cash, the Escrow Agent shall pay all such amount to Cardinal by wire transfer to the bank account or accounts designated by Cardinal to the Escrow Agent in writing not less than one business day prior to the date of such payment.

                  (g) Notwithstanding anything to the contrary in this Agreement, in no event shall Cardinal be entitled to receive any amounts from the Escrow Deposit in excess of the amount of the First Escrowed Amount.

                  3.2 DISTRIBUTION FOR EXPENSES OF THE MEDIQUAL STOCKHOLDERS REPRESENTATIVE. (a) At any time during which there are Second Escrow Amounts retained in the Escrow Deposit, the MediQual Stockholders Representative may deliver to the Escrow Agent (with a copy to Cardinal) a certificate (a "Notice of Expenses") stating that (i) the MediQual Stockholders

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Representative has incurred, or expects to incur, expenses, disbursements or advances (including fees and disbursements of its counsel, experts and other agents and consultants) in such capacity ("Representative Expenses"), (ii) stating the aggregate amount of such Representative Expenses, and (iii) specifying in reasonable detail the nature of such Representative Expenses. Within five days of receipt of a Notice of Expenses, the Escrow Agent shall transfer to the MediQual Stockholders Representative a portion of the Second Escrowed Amount equal to the amount of such Representative Expenses as follows:

                  FIRST, the Escrow Agent shall transfer, deliver and assign to the MediQual Stockholders Representative such number of Escrowed Shares (rounded up or down to the nearest whole share in the case of the Escrow Shares that are not cash) together with the Additional Property related thereto included in the Second Escrowed Amount held in the Escrow Account as shall have a value equal to the amount required to make or complete such payment, it being understood and agreed that such non-cash Escrowed Shares shall be valued for such purpose as set forth in Section 3.2(d) hereof, together with the Additional Property related thereto;

                  SECOND, to the extent of any insufficiency, the Escrow Agent shall utilize any cash not part of the Escrowed Shares included in the Second Escrowed Amount held in the Escrow Deposit; and

                  THIRD, to the extent of any insufficiency, the Escrow Agent shall sell securities or investments included in the Second Escrowed Amount, other than the Escrowed Shares, then held in the Escrow Deposit for cash and utilize such cash to make up such insufficiency.

To the extent the Escrow Agent is required to transfer, deliver and assign to the MediQual Stockholders Representative any Escrowed Shares included in the Second Escrowed Amount, the MediQual Stockholders Representative shall assist and cooperate in a reasonable manner with the Escrow Agent to facilitate such transfer, delivery and assignment. In the event that the Second Escrowed Amount shall be insufficient to pay the amount of any Representative Expenses specifically set forth in such Notice of Expenses, the Escrow Agent shall deliver to the MediQual Stockholders Representative the entire remaining Second Escrowed Amount and then deliver to the MediQual Stockholders Representative a written notification setting forth the amount by which the Representative Expenses set forth in such Notice of Expenses exceeds the amount of the Second Escrowed Amount so paid. Nothing in this Agreement shall be deemed to restrict or prohibit the MediQual Stockholders Representative from exercising any rights or remedies it may have with respect to the MediQual

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Stockholders, whether by way of indemnification or contribution, or otherwise, for reimbursement of expenses incurred by the MediQual Stockholders Representative in such capacity.

                  (b) To the extent that any payment pursuant to Section 3.2(a) hereof shall be made in cash, the Escrow Agent shall pay all such amount to the MediQual Stockholders Representative by wire transfer to the bank account or accounts designated by the MediQual Stockholders Representative in writing not less than one business day prior to the date of such payment.

                  (c) Notwithstanding anything to the contrary in this Agreement, in no event shall the MediQual Stockholders Representative be entitled to receive any amounts from the Escrow Deposit in excess of the sum of
(i) the amount of the Second Escrowed Amount, plus (ii) any of the First Escrowed Amount which is not the subject of an Unresolved Claim on the Escrow Date.

                  (d) For purposes of this Section 3.2, any non-cash Escrowed Shares distributed to the MediQual Stockholders Representative shall be valued for such purpose as the closing price of Cardinal Common Shares as reported on the New York Stock Exchange Composite Tape on the last trading date immediately preceding the date on which such shares are distributed to the MediQual Stockholders Representative.

                  3.3 RELEASE UPON THE ESCROW DATE. (a) On the Escrow Date, the Escrow Agent shall distribute the Escrow Deposit to the MediQual Stockholders and shall terminate the Escrow Account, unless (i) the Escrow Agent shall have received a Notice of Claim from Cardinal prior to the Escrow Date with respect to an indemnification claim (an "Unresolved Claim") for which the Escrow Agent has not received a subsequent Payment Authorization or written notification signed by Cardinal and the MediQual Stockholder's Representative, informing the Escrow Agent of the termination or other resolution of such claim or claims (each, a "Claim Termination Notice"), or (ii) the Escrow Agent shall have received a Notice of Expenses from the MediQual Stockholders Representative informing the Escrow Agent that the MediQual Stockholders Representative expects to incur additional Representative Expenses in connection with Unresolved Claims or otherwise (an "Expense Claim"). If on the Escrow Date there shall exist any Unresolved Claim or Expense Claim, then (i) the Escrow Agent shall retain the Escrow Deposit in the Escrow Account in an amount sufficient for the payment of all Claim Amounts with respect to all such Unresolved Claims (but not in excess of the remainder of the First Escrowed Amount), and shall retain in the Escrow Account in an amount sufficient to cover such Expense Claims (but not in excess of the remainder of the Escrow Deposit), and (ii) the Escrow Agent shall release to the MediQual Stockholders the portion of the Escrow Deposit in the Escrow Account not otherwise retained in accordance with clause

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(i). For all purposes of this Section 3.3(a), the Escrowed Shares (other than the cash which may be a part thereof) shall be valued as set forth in Section 3.1, in the case of the First Escrowed Amount, or Section 3.2, in the case of the Second Escrowed Amount.

                  (b) Upon the resolution of any Unresolved Claim, the Escrow Agent shall (A) release any portion of the Escrow Deposit retained in respect of such Unresolved Claim (x) to Cardinal in accordance with any Payment Authorization received by the Escrow Agent in respect of such Unresolved Claim or (y) to the MediQual Stockholders in accordance with any Claim Termination Notice received by the Escrow Agent in respect of such Unresolved Claim and, if no other Unresolved Claims or Expense Claims remain outstanding, (B) release the remainder of the Escrow Deposit to the MediQual Stockholders. For purposes of this Section 3.3(b), the Escrowed Shares shall be valued as set forth in Section
8.7 of the Merger Agreement.

                  (c) Any distribution to the MediQual Stockholders Representative pursuant to this Section 3.3 shall be made by the Escrow Agent to the MediQual Stockholders based on their respective interests in the Escrowed Shares (as reflected in the then most recent version of the Ownership Certificate) and the cash and other investments constituting the Escrow Deposit, subject to any written instructions of the MediQual Stockholders Representative (including, without limitation, any instructions as to the liquidation of the Escrow Account and/or the transfer of the Escrowed Shares to the transfer agent of Cardinal). The Escrow Agent shall sign such stock powers or other documents of transfer as are necessary to transfer any remaining Escrowed Shares included within the Escrow Deposit in accordance with such instructions (the "Released Shares").

                                   SECTION IV

                                  ESCROW AGENT

                  4.1 FEES. For its services hereunder, the Escrow Agent shall receive (i) $2,500 upon its receipt of the Escrow Deposit at the Closing (which shall constitute the fee for initiating the transaction and the fee for the first year of the Agreement), (ii) commencing on the first anniversary of the date hereof and then annually thereafter, $1,500 for each calendar year until it has delivered all of the Escrow Deposit pursuant to Section 3 (prorated for partial years), and (iii) the transaction fees set forth on Schedule 1 attached hereto. The Escrow Agent shall be reimbursed for all reasonable out-of-pocket expenses incurred by the Escrow Agent necessary to perform such services (other than taxes imposed in respect of the receipt of the fees referred to in the preceding sentence). The fees, expenses and

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reimbursements referred to in the foregoing two sentences shall be paid by
Cardinal.

                  4.2 RESPONSIBILITIES OF ESCROW AGENT. The Escrow Agent's acceptance of its duties under this Agreement is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to its rights, duties, liabilities and immunities:

                  (a) Except as to its due execution and delivery of the Agreement, it makes no representation and has no responsibility as to the validity of this Agreement or of any other instrument referred to herein, or as to the correctness of any statement contained herein, and it shall not be required to inquire as to the performance of any obligation under the Merger Agreement.

                  (b) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

                  (c) The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection therewith, except its own gross negligence or misconduct.

                  (d) The Escrow Agent may consult with competent and responsible legal counsel selected by it, and it shall not be liable for any action taken or omitted by it in good faith in accordance with the advice of such counsel.

                  (e) Cardinal and the MediQual Stockholders agree to jointly and severally indemnify and hold the Escrow Agent and its directors, employees, officers, agents, successors and assigns (collectively, the "Indemnified Parties") harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "Damages"), including, without limitation, reasonable costs of investigation and counsel fees and expenses which may be imposed on the Escrow Agent or incurred by it in connection with its acceptance of this appointment as the Escrow Agent hereunder or the performance of its duties hereunder. Such indemnity includes, without limitation, Damages incurred in connection with any litigation (whether at the trial or appellate levels) arising from this Escrow Agreement or involving the subject matter hereof. The indemnification provisions contained in this paragraph are in addition to any other rights any of the Indemnified Parties may have by law or otherwise and shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent. Notwithstanding

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any provision to the contrary in this Escrow Agreement, Cardinal and the
MediQual Stockholders shall have no liability to the Indemnified Parties with respect to any Damages that result, directly or indirectly, from the gross negligence or misconduct of the Escrow Agent. Any obligation of the MediQual Stockholders pursuant to this Section shall be satisfied only by the deduction from the Escrow Deposit by the MediQual Stockholders Representative of the amount of such obligations.

                  (f) The Escrow Agent shall have no duties or responsibilities except those expressly set forth herein, and it shall not be bound by any modification of this Agreement unless in writing and signed by all parties hereto or their respective successors in interest.

                  (g) The Escrow Agent shall have no responsibility in respect of the validity or sufficiency of this Escrow Agreement or of the terms hereof. The recitals of facts in this Escrow Agreement shall be taken as the statements of Cardinal and the MediQual Stockholders, and the Escrow Agent assumes no responsibility for the correctness of the same.

                  (h) The Escrow Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper or document reasonably believed by it to be genuine and to have been signed and presented by the proper party or parties. Whenever the Escrow Agent shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering any action under this Escrow Agreement, such matter may be deemed inclusively proved and established by a certificate signed by Cardinal and the MediQual Stockholders Representative (on behalf of the MediQual Stockholders), and such certificate shall be full warranty for any action taken or suffered in good faith under the provisions of this Escrow Agreement.

                  (i) Except as specifically set forth above, the Escrow Agent does not have any interest in the Escrow Deposit but is serving as escrow agent only and having only possession thereof. This Section 4.2(i) shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

                                    SECTION V

                              CERTAIN TRANSACTIONS

                  5.1 MERGER AND OTHER EXCHANGE TRANSACTIONS. In the event of any consolidation or merger of Cardinal with or into any other corporation or in the event of any other transaction upon which the holders of Cardinal Common Shares are entitled to receive cash, shares of stock, securities or other property in



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exchange for their Cardinal Common Shares, the Escrow Agent, if and to the
extent directed to do so by Cardinal, shall present such Escrow Shares which are Cardinal Common Shares for such exchange, conversion or otherwise. Any such cash, shares of stock, securities or other property received from such exchange, conversion or otherwise shall be deposited in the Escrow Account and shall be disbursed in accordance with the terms of this Escrow Agreement to Cardinal and/or the MediQual Stockholders entitled thereto.

                  5.2 MERGER, ETC. OF CARDINAL. Nothing contained in this Escrow Agreement shall prevent any merger, liquidation or consolidation of Cardinal with or into another corporation or corporations, or successive consolidations or mergers in which Cardinal or its successor or successors shall be a party or parties, or any sale or other conveyance of all or substantially all of the property of Cardinal to another corporation.

                                   SECTION VI

                                  MISCELLANEOUS

                  6.1 MEDIQUAL STOCKHOLDERS REPRESENTATIVE. By virtue of the approval and adoption of the Merger Agreement at the MediQual Stockholders Meeting, the MediQual Stockholders have irrevocably appointed the MediQual Stockholders Representative to act on behalf of the MediQual Stockholders with respect to all matters relating to this Agreement and Article VIII of the Merger Agreement, including without limitation in considering and certifying the amount of any indemnification hereunder, in communicating with the MediQual Stockholders, in appointing a successor Escrow Agent hereunder, in considering and acting with respect to any amendment or termination of this Agreement, and generally in performing all acts expressly required or permitted to be performed by the MediQual Stockholders Representative pursuant hereto and pursuant to the Merger Agreement. Cardinal and the Escrow Agent shall have the right to deal exclusively with the MediQual Stockholders Representative with respect to all matters under this Agreement and neither Cardinal nor the Escrow Agent shall have any liability to any MediQual Stockholders for any acts or omissions of the MediQual Stockholders Representative, or any acts or omissions taken or not taken by Cardinal or the Escrow Agent at the direction of the MediQual Stockholders Representative, including, but not limited to (i) any acts or omissions relating to the voting of any Escrowed Shares or (ii) the transferring of or the failure to transfer any shares or funds released from escrow. Upon any distribution of Escrowed Shares or other funds to the MediQual Stockholders Representative (or to one or more of the MediQual Stockholders upon written instruction of the MediQual Stockholders Representative) in accordance with this Agreement, the Escrow

Agent and Cardinal shall be deemed to have fully satisfied any and all obligations to the MediQual Stockholders under this Agreement and the Merger Agreement with respect to the amount of such distribution. The MediQual Stockholders Representative shall be entitled to reimbursement from the Second Escrowed Amount, in accordance with the terms of this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the MediQual Stockholders Representative in such capacity.

                  6.2 AMENDMENT AND TERMINATION This Agreement may be amended or terminated by the written agreement of the parties hereto, or shall terminate automatically at such time as all securities and funds from the Escrow Deposit have been paid or distributed in accordance with the terms of this Agreement and the Escrow Agent has received all fees as described in Section 6.1 hereto. Notwithstanding the foregoing, all provisions concerning the indemnification of the Escrow Agent shall survive any termination of this Agreement.

                  6.3 NOTICES. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

To MediQual:

                  MediQual Systems, Inc.
                  1900 West Park Drive, Suite 250
                  Westborough, Massachusetts 01581
                  Attention:  Eric A. Kriss
                  Telecopy No.:  (508) 366-6365

With a copy to:

                  Victor J. Paci, Esq.
                  Bingham, Dana & Gould LLP
                  150 Federal Street
                  Boston, Massachusetts 02110
                  Telecopy No.:  (617) 951-8736

To Cardinal:

                  Cardinal Health, Inc.
                  5555 Glendon Court
                  Dublin, Ohio 43016
                  Attention:  Robert D. Walter
                  Telecopy No.:  (614) 717-8919

With a copy to:

                  John M. Gherlein, Esq.
                  Baker & Hostetler LLP
                  3200 National City Center
                  1900 East Ninth Street
                  Cleveland, Ohio 44114-3485
                  Telecopy No.:  (216) 696-0740

To the Escrow Agent:

                  Bank One Trust Company, NA
                  Corporate Trust Department
                  100 East Broad Street - 8th Floor
                  Columbus, Ohio 43215
                  Attention: Michael Dockman
                  Telecopy No.:  (614) 285-5195

To the MediQual Stockholders Representative:

                  Eric A. Kriss
                  1900 West Park Drive, Suite 250
                  Westborough, Massachusetts 01581
                  Telecopy No.:  (508) 366-6365

or to such other Person or address as any party shall specify by notice in writing to the party entitled to notice. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received
(w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent, provided that a copy is also sent by certified, registered or overnight mail.

                  6.4 GOVERNING LAW. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware.

                  6.5 MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. The headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement may be executed in several counterparts, each of which is an original but all of which together shall constitute one instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                         CARDINAL HEALTH, INC.

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                         MEDIQUAL SYSTEMS, INC.

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                         ---------------------------------------
                                         ERIC A. KRISS

                                         BANK ONE TRUST COMPANY, NA

                                         By:
                                            ------------------------------------
                                            Name:
                                            Title: